Exhibit 10.1

AMENDMENT NO. 3 TO

AGREEMENT FOR SERVICES

THIS AMENDMENT NO. 3 TO THE AGREEMENT FOR SERVICES (“Amendment”) is made and entered into as of this 8th day of November, 2010 by and between Atlas Energy, Inc., a Delaware corporation f/k/a Atlas America, Inc. (“Atlas”) and Richard D. Weber (“Weber”).

R E C I T A L S:

A. Atlas and Weber entered into a certain Agreement for Services dated April 5, 2006, as amended by Amendment No. 1 dated as of April 26, 2007 and further amended by Amendment No. 2 dated as of December 18, 2008 (collectively the “Agreement”);

B. Atlas contemplates entering into certain transaction documents (the “Transaction Documents”) that involve the merger, sale or transfer of the equity interests of Atlas and/or the acquisition of Atlas’ business (the “Contemplated Transaction”), which Contemplated Transaction is anticipated to close on or before March 31, 2011 (the “Closing”); and

C. In connection with the Contemplated Transaction, the parties wish to amend the Agreement in the manner provided herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2. The parties acknowledge and agree that the agreements contained herein are conditioned upon and will be effective on the date of the Closing of the Contemplated Transaction (the “Closing Date”) and until the Closing Date, the parties will continue to be bound by the terms of the Agreement. In the event the Closing of the Contemplated Transaction does not occur on or before June 30, 2011, then Weber, at his option, may terminate this Amendment by providing written notice to Atlas at which time this Amendment will be null and void and the Agreement will remain in full force and effect.

3. The parties agree that for the first three (3) months after the Closing Date, Weber will provide services for the benefit of Atlas in a manner consistent with the services he provided prior to the Closing Date at an office provided by Atlas at Atlas’ executive offices in Moon Township, Pennsylvania. The parties agree that this change in circumstances constitutes a Good Reason for Weber to terminate his employment pursuant to Section 5(f) of the Agreement, that this Amendment shall constitute a written notice of termination for Good Reason from Weber, the effective date of the notice being thirty (30) days prior to the end of this three (3) month period, Atlas will not execute its right to cure within such thirty (30) day period, and Weber’s employment shall terminate at the close of business three (3) months after the Closing Date (the “Termination Date”) and Section 3 of the Agreement shall be of no further force and effect as of the Termination Date.

4. Weber further agrees that for the next nine (9) months after the Termination Date (the “Consulting Term”), he shall provide services to Atlas as an independent consultant who is not an Atlas employee, as follows:

(a) For the first three (3) months, he will assist the new executive officer identified by Atlas, while based at a mutually agreeable temporary office location provided by Atlas; and

(b) For the final six (6) months, he will make himself available based on the reasonable request of Atlas and upon reasonable notice on an “as needed” basis to assist the new executive officer identified by Atlas (“As Needed Term”).

The parties further agree that the services described in this Section 4 may only be terminated by Atlas for Cause. During the As Needed Term, Weber shall not be required to provide services greater than twenty (20%) percent of the average level of services he provided during the previous thirty-six (36) month period ending as of the Termination Date.

5. The parties agree that Weber’s compensation for the period commencing on the Closing Date and ending on the Termination Date shall be Five Hundred Thousand Dollars ($500,000), earned and payable in accordance with Atlas’ regular payroll practices for its senior executives, as in effect from time to time.

6. The parties agree that Weber’s fee for the Consulting Term shall be equal to One Million Five Hundred Thousand Dollars ($1,500,000), earned and payable in accordance with Atlas’ regular payroll practices for its senior executives, as in effect from time to time, provided, however that he shall be advanced Five Hundred Thousand Dollars ($500,000) of his fee on the Closing Date. The remaining payments due pursuant to this Section 6 shall be paid in equal amounts as earned during the nine (9) months of the Consulting Term.

7. Nothing in Sections 4, 5 and 6 of this Amendment shall impact Weber’s rights upon a termination for Good Reason as described in Section 6(c) of the Agreement. Further, such compensation for a termination for Good Reason shall in no way be an offset herein. The parties agree that for purposes of Section 6(c) of the Agreement, Weber’s compensation attributable to Sections 4(a) and (b) shall total Two Million Dollars ($2,000,000), One Million Dollars ($1,000,000) of which shall be payable on the first (1st) day of the seventh (7th) month following the Termination Date and the remainder of which shall be payable in six (6) equal monthly installments commencing on the first (1st) day of the seventh (7th) month following the Termination Date.

8. All options, warrants, securities, and the like of Atlas and its affiliates issued to Weber, including, without limitation those issued subsequent to the original date of the Agreement will vest as provided in Section 4(c)(v) of the Agreement.

9. Notwithstanding anything to the contrary, no compensation subject to Section 409A of the Internal Revenue Code may be paid out less than six months after Weber’s “separation from service” to the extent he is a “specified employee” (both as defined in Section 409A).

10. Except as modified herein, the Agreement is in full force and effect and is hereby in all respects ratified and confirmed.

11. Atlas agrees to pay Weber’s reasonable legal fees associated with the preparation of this Amendment.

12. The parties agree that Atlas shall make such tax withholding and reporting as it reasonably determines is required.

13. The parties acknowledge and agree that, notwithstanding anything contained herein to the contrary, this Amendment and all of the agreements, terms, and conditions contained herein shall be null and void ab initio if the Closing of the Contemplated Transaction does not occur or the Transaction Documents are terminated according to their terms and conditions; provided, however, that the obligation of Atlas pursuant to Section 11 hereof shall be in full force and effect if the Closing of the Contemplated Transaction does not occur.

14. This Amendment may be executed in counterparts each of which shall be deemed an original, and all of which together shall constitute one and the same Amendment for the purposes of this Amendment, a facsimile or pdf signature shall be valid and enforceable upon the parties in the same manner as an original signature.

The parties have execute and delivered this Amendment No. 3 on the date and year first above written.

ATLAS ENERGY, INC. f/k/a ATLAS AMERICA, INC.

By:	/s/ Edward E. Cohen

Name:	Edward E. Cohen

Title:	Chairman and CEO

/s/ Richard Weber
Richard Weber

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